Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Umpqua Holdings Corporation

Date of Event Requiring Statement
(Month/Day/Year):	July 17, 2014

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), THL Equity Advisors VI, LLC (“Equity Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Sterling Equity Investors L.P. (“THL Sterling”; together with THL Equity VI, Parallel Fund VI, DT Fund VI, the “THL Funds”) and THL Managers VI, LLC (“THL Managers”).

THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole member of Equity Advisors, which in turn is the general partner of the THL Funds.  In addition, THL Partners is the managing member of THL Managers.

(2)  Joshua D. Bresler was issued options to acquire shares of Sterling Financial Corporation (“Sterling”) for his service as a director of Sterling.  Such options were converted into options to acquire shares of the Issuer in connection with the April 2014 acquisition (by merger) of Sterling by the Issuer.  Mr. Bresler performed a cashless exercise of said options on July 10, 2014 and received 622 shares of the Issuer.  Pursuant to the operative agreements for THL Equity VI and THL Partners, any securities issued to persons serving as directors of portfolio companies of THL Equity VI (or their successors) are to be held by THL Managers, to the extent permitted by the portfolio company and/or the plan pursuant to which such securities were granted.  The acquisition of such 622 shares of the Issuer by the Reporting Persons from Mr. Bresler, for no consideration, as reported on this Form 4, are being effectuated as required by such operative agreements now that the restrictions on the shares have lapsed.

(3)  Represents shares of the Issuer directly held by the following entities:  11,922,549 shares of Common Stock held by THL Equity VI, 8,073,324 shares of Common Stock held by Parallel Fund VI, 1,410,250 shares of Common Stock held by DT Fund VI, 230,170 shares of Common Stock held by THL Sterling and 11,777 shares of Common Stock held by THL Managers.  Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its pecuniary interest.